Exhibt 10.1

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT BETWEEN

STAR MOUNTAIN LOWER MIDDLE-MARKET CAPITAL CORP.

AND

STAR MOUNTAIN FUND MANAGEMENT, LLC

Amended and Restated Investment Advisory Agreement (“Agreement”) made this 14th day of June, 2023, by and between Star Mountain Lower Middle-Market Capital Corp., a Delaware corporation (the “Company”), and Star Mountain Fund Management, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is a closed-end management investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Company and the Adviser are parties to that certain investment advisory agreement dated September 1, 2019, pursuant to which the Adviser agreed to furnish investment advisory services to the Company (the “Original Agreement”); and

WHEREAS, the Company and the Adviser desire to amend and restate the Original Agreement in its entirety as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Definitions.

Capitalized terms used herein without definition shall have the same meaning as set forth in the Company’s Certificate of Incorporation, dated May 14, 2021 (as it may be amended from time to time, the “Charter”).

2.	Duties of the Adviser.

(a)         The Company hereby engages the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Company’s board of directors (the “Board of Directors”), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Company’s Confidential Private Placement Memorandum, dated May 2021 (as amended, modified, or supplemented); (ii) during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s organizational documents, as the same may be amended or superseded from time to time; and (iii) the Adviser will manage the assets of the Company in accordance with the Investment Company Act and such policies and instructions as the Board of Directors may establish. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, source, research, evaluate and negotiate the structure of the investments made by the Company; (iii) close and monitor the Company’s investments; (iv) determine the securities and other assets that the Company will purchase, retain or sell; (v) perform due diligence on prospective portfolio companies; and (vi) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds, including providing operating and managerial assistance to the Company and its portfolio companies, as required. The Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to directly or indirectly (including through any alternative investment vehicle or any subsidiary of the Company (a “Subsidiary”)) acquire debt financing, the Adviser will arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board of Directors. If it is necessary or appropriate for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle in accordance with the Investment Company Act. The authority of the Adviser conferred pursuant to this Agreement shall apply equally in respect of any controlled Subsidiary of the Company.

(b)         The Adviser hereby accepts such engagement and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c)        The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Company. The Adviser shall be responsible for any compensation payable to any Sub-Adviser. Nothing in this subsection 2(c) will obligate the Adviser to pay any expenses that are the expenses of the Company under Section 3 hereof. Any sub-advisory agreement entered into by the Adviser shall be subject to approval by the Board of Directors as required by Section 15 of the Investment Company Act and shall otherwise be in accordance with the requirements of the Investment Company Act and other applicable federal and state law.

(d)           The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(e)           The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act with respect to the Company’s portfolio transactions and shall render to the Board of Directors such periodic and special reports as the Board of Directors may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.

3.	Company’s Responsibilities and Expenses Payable by the Company

(a)           All personnel of the Adviser, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Company, except as provided below.

(b)           The Company will bear all other costs and expenses of its investment activities, operations, administration, transactions, meetings or liquidation, including, without limitation, legal, accounting, tax, auditing, consulting and other professional expenses (including, without limitation, expenses relating to establishing reputation and public relations in connection with self-sourced lending or other financial transactions); the Management Fee (as defined below) and Incentive Compensation (as defined below); professional liability insurance (including costs relating to directors’ and officers’ liability insurance and errors and omissions insurance); research and market data expenses; interest on indebtedness; custodial fees; bank service fees; investment-related fees and expenses (such as third-party sourcing fees, fees and expenses of legal and other professionals, due diligence expenses and travel, lodging and meal expenses) related to the analysis, purchase or sale of investments, whether or not the investments are consummated; expenses related to special purpose vehicles (including, without limitation, overhead expenses related thereto); interest payable on debt, if any, incurred to finance the Company’s investments; other expenses related to the purchase, monitoring, sale, settlement, custody or transmittal of Company assets (directly or through trading affiliates) as will be determined by the Adviser or an affiliate thereof, as applicable, in its sole discretion (including costs associated with systems and software used in connection with investment-related activities); costs of reporting to investors and investor meetings (including meetings of the Adviser’s advisory committee (the “Advisory Committee”) and reasonable expenses incurred by members of the Advisory Committee in connection with their attendance); administration fees and expenses charged by any third-party provider of administration services; entity-level taxes; expenses relating to the offer, transfer, sale and marketing of shares of common stock of the Company (the “Common Stock”) (other than any private placement fees or expenses incurred in connection with the sale of Common Stock or interests in the Company prior to an initial public offering (including a qualified IPO, an “IPO”), which will instead be borne by the Adviser); organizational fees and expenses of the Company (including legal, accounting, consulting, filing and other direct organizational costs, but excluding any costs and expenses incurred in connection with an IPO) up to an aggregate amount not to exceed $1 million; filing fees and expenses; Federal and state registration fees and expenses; regulatory and compliance fees and expenses of the Company (including with respect to any registration activities of the Company); costs of winding up and liquidating the Company; costs associated with ensuring compliance with the applicable BDC and regulated investment company (“RIC”) requirements under the Investment Company Act and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), respectively, including, but not limited to, costs incurred in connection with the organization of, and transfer of assets to, another investment vehicle and all other expenses incurred in connection with effecting any such transfers; expenses incurred in connection with a stockholder of the Company that defaults in respect of a commitment owed to the Company; and other expenses associated with the operation of the Company and its investment activities, including extraordinary expenses such as litigation, workout and restructuring and indemnification expenses, if any. For the avoidance of doubt, the Company will also bear its allocable share (based on invested capital) of any of the foregoing expenses incurred by any Subsidiary.

(c)            The Company will also be responsible for the costs of the offering of common shares and other securities, including, but not limited to, all expenses incurred in connection with an IPO; costs and expenses relating to distributions paid to investors; costs of effecting sales and repurchases of the Company’s securities; allocated costs incurred by the Adviser or its affiliate in providing managerial assistance to those companies in which the Company has invested who request it; transfer agent fees; fees and expenses paid to the Company’s independent directors (including expenses and costs related to meetings of the independent directors); costs of preparing and filing reports with the SEC and other Company reporting and compliance costs, including registration and listing fees; the Company’s allocable portion of the fidelity bond; the costs of reports, proxy statements or other notices to investors, including printing and mailing costs; the costs of any stockholders’ meetings and communications; expenses payable under any underwriting agreement, including associated fees, expenses and any indemnification obligations; and all other expenses incurred by the Company in connection with maintaining its status as a BDC. In addition, the Company will reimburse the Adviser or its affiliates, as applicable, for all costs and expenses incurred in connection with administering the Company’s business including out of pocket expenses (including travel, lodging and meals), the Company’s allocable portion of the Adviser’s or any affiliated Administrator’s (as defined below) overhead expenses in performing its obligations under this Agreement or any administration agreement with one or more Administrators (each, an “Administration Agreement”), as applicable, including rent and the allocable portion of the compensation paid by the Adviser or its affiliates, as applicable, to the Company’s Chief Compliance Officer and Chief Financial Officer and their respective staffs (based on the percentage of time such individuals devote, on an estimated basis, to the business affairs of the Company), third-party software licensing, implementation, data management and recovery services and custom development costs.

(d)           To the extent that expenses to be borne by the Company are paid by the Adviser and/or one or more administrators of the Company (each, together with any successor thereto, an “Administrator”), the Company will reimburse the Adviser and/or such Administrator(s), as applicable, for such expenses, it being understood that the administrative services contemplated by this Section 3 may be performed by the Adviser or any of its affiliates, one or more third party Administrators, or a combination thereof.

4.	Compensation of the Adviser.

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (the “Management Fee”) and incentive compensation (“Incentive Compensation”) as hereinafter set forth. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or the Company may adopt a deferred compensation plan pursuant to which the Adviser may elect, to defer or waive all or a portion of its fees hereunder for a specified period of time.

(a)          The Company will pay to the Adviser an annual Management Fee, payable quarterly in arrears at a rate of 1.25% per annum of the average of the Company’s total gross assets (excluding cash or cash equivalents but including assets purchased with borrowed amounts) as of the end of each of the two most recently completed calendar quarters. The Management Fee is payable quarterly in arrears and will be appropriately prorated for any partial quarter.

(b)            Incentive Compensation will be payable by the Company to the Adviser and will consist of two components that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the incentive fee is based on a percentage of the Company’s income (an “Income Incentive Fee”) and a portion is based on a percentage of the Company’s capital gains (the “Capital Gains Incentive Fee”), each as described below:

(i)	Income Incentive Fee.

Incentive Fee on Pre-Incentive Fee Net Investment Income

The first component of the Incentive Compensation, the Income Incentive Fee, is payable quarterly in arrears. The Income Incentive Fee will be determined by comparing the Company’s Pre-Incentive Fee Net Investment Income (as defined herein) to a “Hurdle Amount.” The Hurdle Amount is equal to the product of (i) the hurdle rate of 1.75% per quarter (7.00% annualized) and (ii) the Company’s net assets at the end of the immediately preceding quarter.

The Company will pay the Adviser an Income Incentive Fee quarterly in arrears with respect to the Company’s Pre-Incentive Fee Net Investment Income in each calendar quarter as follows:

1)	No Income Incentive Fee in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed the Hurdle Amount;

2)
100% of that portion of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Amount but is less than or equal to a “Catch-up Amount.” The Catch-up Amount is equal to the product of (i) 2.1212% per quarter (8.4848% annualized) and (ii) the Company’s net assets at the end of the immediately preceding quarter. The Catch-up Amount is meant to provide the Adviser with approximately 17.5% of the Company’s Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply; and

3)
17.5% of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the Catch-up Amount. This reflects that once the Hurdle Amount and the Catch-up Amount are achieved, 17.5% of all Pre-Incentive Fee Net Investment Income thereafter is allocated to the Adviser.

Pre-Incentive Fee Net Investment Income shall mean interest income, dividend income and any other income accrued or earned by the Company during the calendar quarter, minus the Company’s operating expenses for the quarter (including Management Fee, administrative expenses payable under the Administration Agreement or any Sub-Administration Agreement, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding Incentive Compensation). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with pay in kind interest and zero-coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses and unrealized capital appreciation or depreciation.

(ii)	Capital Gains Incentive Fee.

Incentive Fee on Capital Gains

The second component of the Incentive Compensation, the Capital Gains Incentive Fee, is payable at the end of each calendar year in arrears.

The amount payable equals:

17.5% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fee on capital gains as calculated in accordance with Generally Accepted Accounting Principles (“GAAP”).

5.	Transaction Fees

(a)          If the Adviser or its affiliates or their respective officers, directors, partners, members, shareholders or employees (other than the Company, any alternative investment vehicle, or any Subsidiary) receive any compensation in the form of directors’ fees, transaction fees, monitoring fees, financial advisory fees, investment management fees, origination fees, arrangement fees, commitment fees, broken deal fees and other fees for similar or related services and any other compensation in connection with lending or other financial transactions or investments (including, without limitation, acquisitions, dispositions, recapitalizations and restructurings), the portion of such compensation ratably attributable to investments made (or, in the case of broken deal fees, proposed) either directly by the Company or indirectly through an alternative investment vehicle or a Subsidiary will be paid to the Company (or such alternative investment vehicle or Subsidiary, as applicable). Any remaining shortfall shall be paid by the Adviser or its affiliates to the Company.

(b)           Any fees received by the Adviser or its affiliates in connection with or arising from providing administrative, collateral management or similar or related services in respect of lending or other financial transactions or portfolio investments will be retained by the Adviser and will not be applied as an offset to the Management Fee, it being understood that, in the event that any expenses incurred by the Adviser or its affiliates in connection with the provision of the foregoing services are charged to the Company (or an alternative investment vehicle or a Subsidiary) as an expense of the Company, the portion of such compensation ratably attributable to such expenses will be paid to the Company (or an alternative investment vehicle, as applicable).

6.	Covenants of the Adviser.

(a)          The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments, including, but not limited to, the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

(b)          The Adviser further covenants that it will maintain its registration as an investment adviser under the Advisers Act at all times that the Adviser is required by applicable law or regulation to be registered.

7.	Excess Brokerage Commissions.

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay any broker-dealer or other member of a national securities exchange (a “Broker-Dealer”) an amount of commission for effecting a securities transaction in excess of the amount of commission another Broker-Dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as overall cost of the transaction (including the applicable brokerage commission or dealer spread); the size and type of the transaction; the nature of the market for the financial instrument; execution capability, speed and efficiency; market intelligence regarding the transaction; the extent to which the Broker-Dealer makes a market in the financial instrument involved or has access to such markets; the Broker-Dealer’s financial stability; the Broker-Dealer’s reputation for diligence, fairness and integrity; quality of service rendered by the Broker-Dealer in other transactions for the Adviser; confidentiality considerations; the quality and usefulness of research services and investment ideas presented by the Broker-Dealer; the Broker-Dealer’s willingness to correct errors; the Broker-Dealer’s ability to accommodate any special execution or order handling requirements in connection with any particular transaction; and other factors deemed appropriate by the Adviser.

8.	Limitations on the Activities of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser and each of its affiliates may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company and nothing in this Agreement shall limit or restrict the right of any member, manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law), provided that the foregoing shall be without prejudice to the obligations of the Adviser and its affiliates pursuant to the Charter or any related agreement. So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees, and/or investors of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as investors or otherwise.

9.	Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a member, manager, partner, officer or employee of the Adviser or any of its affiliates is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such member, manager, partner, officer and/or employee of the Adviser or such affiliate shall be deemed to be acting in such capacity solely for the Company, and not as a member, manager, partner, officer or employee of the Adviser or such affiliate or under the control or direction of the Adviser or the such affiliate, even if paid by the Adviser or such affiliate.

10.	Exculpation; Indemnification; Advancement of Expenses.

(a)         None of the Adviser, its affiliates, and their respective directors, officers, partners, members, shareholders, “controlling persons” (as defined under the Investment Company Act), employees, agents, consultants and representatives (collectively, the “Covered Persons”) will be liable to the Company for (i) any act taken or failed to be taken by any such Covered Person except for any such act or failure to act that constitutes (x) Disabling Conduct (as defined below), (y) a knowing and material breach of this Agreement, the Charter or, any future agreement, that has not been cured within thirty (30) days or (z) a violation of the antifraud provisions of any U.S. federal securities law, in each case, as finally determined by a court of competent jurisdiction, (ii) any act or failure to act by the Adviser, its affiliates, and their respective directors, officers, partners, members, or shareholders or (iii) any mistake, negligence, misconduct or bad faith of any broker or other agent or representative of the Company selected or employed by the Adviser or its affiliates in good faith. Notwithstanding anything to the contrary in this Section 10 (except as provided in Section 10(f)), any Covered Person may consult with legal counsel and accountants in respect of Company affairs and shall be fully protected and justified in taking or refraining from any action in good faith, in reliance upon and in accordance with the opinion or advice of such counsel or accountants selected in good faith for purposes of exculpation and indemnification contemplated herein (irrespective of any judicial determination regarding the conduct of such Covered Person).

(b)           To the fullest extent permitted by law, the Company shall indemnify and hold harmless the Covered Persons from and against all claims, damages, liabilities, costs and expenses, including legal fees (“Indemnifiable Items”), to which they may be or become subject by reason of their activities on behalf of the Company, or otherwise relating to this Agreement, except (i) to the extent that such Indemnifiable Items were incurred as a result of such Covered Person’s (x) Disabling Conduct, (y) knowing and material breach of this Agreement, the Charter or, any future agreement, that has not been cured within thirty (30) days or (z) violation of the antifraud provisions of any U.S. federal securities law, in each case, as finally determined by a court of competent jurisdiction, (ii) with respect to any Indemnifiable Items that arise out of any action, suit or proceeding solely among the Adviser and/or its respective affiliates and their respective directors, officers, partners, members, shareholders and employees and (iii) to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by a tribunal of competent jurisdiction) with respect to the receipt of compensation for services. The termination of any proceeding by settlement, judgment, order, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the Covered Person’s conduct constituted Disabling Conduct, a knowing and material breach of this Agreement or the Charter that has not been cured within thirty (30) days or a violation of the antifraud provisions of any U.S. federal securities law. “Disabling Conduct” shall mean fraud, willful misfeasance or gross negligence as finally determined by a court of competent jurisdiction.

(c)            Expenses (including attorneys’ fees) incurred by a Covered Person in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Covered Person to repay the amount advanced to the extent that it shall be determined ultimately that such Covered Person is not entitled to be indemnified hereunder; provided that no advances shall be made by the Company in respect of any action, suit or proceeding against a covered party initiated by (i) the Company, (ii) unaffiliated investors holding greater than 50% of the Company’s interests or (iii) Company stockholders holding more than 50% of the Company’s Common Stock and bringing substantially similar claims under their respective shareholder agreements. For the avoidance of doubt, in the event any such Covered Person is not finally determined to have engaged in Disabling Conduct, a knowing and material breach of this Agreement, the Charter or any future agreement, that has not been cured within thirty (30) days or a violation of the antifraud provisions of any U.S. federal securities laws, in each case, by a court of competent jurisdiction, the indemnification provision described in Section 10(b) will apply. The right of any Covered Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall be extended to such Covered Person’s successors, assigns and legal representatives.

(d)            In the event that (i) a Covered Person is appointed to serve as a manager, director or officer of the issuer of any portfolio investment, or is otherwise authorized to act on behalf of such issuer and (ii) such Covered Person is entitled to seek indemnification from such issuer pursuant to a written agreement with such issuer entered into after the Company’s initial closing (a “Written Agreement”) or pursuant to such issuer’s articles of incorporation, bylaws, partnership agreement, limited liability company agreement or other constitutive documents, the Adviser will endeavor to ensure that any such Written Agreement shall provide that the indemnification obligations of such issuer are primary and the indemnification obligations of the Company are secondary. Prior to an IPO, any Covered Person meeting the criteria described in clauses (i) and (ii) above (a “Representative”) entitled to indemnification from the Company in connection with Indemnifiable Items arising from such Representative’s activities in such capacity shall use reasonable efforts to first seek recovery under any other indemnity or any insurance policies by which such Representative is indemnified or covered (other than pursuant to terms of the operating agreements of the Adviser and its affiliates), as the case may be, but only to the extent that the indemnitor with respect to such indemnity, or insurer with respect to such insurance policy, provides such indemnity or coverage on a timely basis. Prior to making an indemnification payment or providing advancement of expenses pursuant to this Section 10 to a Representative that is also entitled to indemnification from an issuer of a portfolio investment or insurance policy, the Adviser shall require such Representative to agree that it shall (x) cause the Company to be subrogated to its rights with respect to such payment from such issuer or insurance policy, as applicable, (y) assign to the Company all of its rights to advancement, indemnification or contribution from or with respect to such issuer or insurance policy and (z) cooperate with the Company in its efforts to recover such payments through indemnification or otherwise.

(e)            In any action, suit or proceeding against the Company or the Covered Persons relating to or arising out of, or alleged to relate to or arise out of, any Indemnifiable Items, the Covered Persons shall have the right to jointly employ, at the expense of the Company, counsel of the Covered Persons’ choice, which counsel shall be reasonably satisfactory to the Company, in such action, suit or proceeding; provided that if retention of joint counsel by the Covered Persons would create a conflict of interest, each group of Covered Persons which would not cause such a conflict shall have the right to employ, at the expense of the Company, separate counsel of the Covered Persons’ choice, which counsel shall be reasonably satisfactory to the Company, in such action, suit or proceeding.

(f)          Notwithstanding anything in this Section 10 to the contrary, nothing contained herein shall be construed so as to provide for the exculpation of the Adviser or Covered Persons for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 10 to the fullest extent permitted by law. In addition, nothing contained herein shall protect or be deemed to protect the Covered Persons against or entitle or be deemed to entitle the Covered Persons to indemnification in respect of any liability to the Company or its security holders to which the Covered Persons would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder). The provisions set forth in this Section 10 shall not be construed to limit or exclude any other right to which a Covered Person may be lawfully entitled and shall survive the termination of this Agreement.

11.	Use of Name.

The Company acknowledges that it has adopted its name through the permission of the Adviser. The Adviser hereby consents to the non-exclusive use by the Company of the name “Star Mountain” only so long as the Adviser serves as the investment adviser of the Company. The Company agrees that it will indemnify and hold harmless the Adviser and its affiliates from and against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, attorneys’ fees and disbursements, which may arise out of the Company’s use or misuse of the name “Star Mountain” (other than any losses from the Company’s use or misuse of the name resulting from the Disabling Conduct of the Adviser or any other Covered Person) or out of any breach of, or failure to comply with, this Section 11. The provisions set forth in this Section 11 shall survive the termination of this Agreement.

12.	Effectiveness, Duration and Termination of Agreement.

(a)          This Agreement shall become effective as of the first date above written and continue in effect until February 24, 2024. Thereafter this Agreement shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board of Directors or by the vote of a majority of the outstanding voting securities of the Company (as defined in the Investment Company Act), and (B) the vote of a majority of the Board of Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act. The Agreement may be terminated at any time, without the payment of any penalty, upon sixty (60) days’ written notice, by the vote of the Board of Directors or by the Adviser.

(b)       This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

(c)       The provisions of Sections 3, 10, and 15 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Sections 3 and 4 through the date of termination or expiration and Section 10 shall continue in force and effect and apply to the Adviser and each Covered Person as and to the extent applicable.

13.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

14.	Amendments.

This Agreement may be amended by the mutual consent of the parties hereto; provided that the approval of the Company’s independent directors and the majority of the outstanding voting securities of the Company must be obtained in conformity with the requirements of the Investment Company Act.

15.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of Delaware. This Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control. To the fullest extent permitted by law, in the event of any dispute arising out of the terms and conditions of this Agreement, the parties hereto consent and submit to the jurisdiction of the courts of the State of Delaware or (to the extent subject matter jurisdiction exists therefor) of the United States for the District of Delaware.

16.	Severability.

If it is determined by a tribunal of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

17.	Counterparts.

This Agreement may be executed, through the use of separate signature pages or supplemental agreements in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one counterpart.

18.	No Third-Party Rights.

This Agreement is intended solely for the benefit of the parties hereto and, except as expressly provided to the contrary in this Agreement (including the Section 10 indemnification provisions), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

STAR MOUNTAIN LOWER MIDDLE-MARKET CAPITAL CORP.

By:	/s/ Brett A. Hickey

Name: Brett A. Hickey
Title: Chief Executive Officer and President

STAR MOUNTAIN FUND MANAGEMENT, LLC

By:	Star Mountain Capital, LLC, its managing member

By:	/s/ Brett A. Hickey

Name: Brett A. Hickey
Title: Authorized Signatory